                                                                                                       EXHIBIT 12

                                BOISE CASCADE CORPORATION AND SUBSIDIARIES
                                Ratio of Earnings (Losses) to Fixed Charges


                                                                        Year Ended December 31
                                                       1989         1990         1991         1992          1993
                                                               (dollar amounts expressed in thousands)

Interest costs                                      $ 109,791    $ 142,980    $ 201,006    $ 191,026     $ 172,170
Interest capitalized during the period                 15,981       35,533        6,498        3,972         2,036
Interest factor related to
  noncapitalized leases (1)                             3,387        3,803        5,019        7,150         7,485
                                                    _________    _________    _________    _________     _________
  Total fixed charges                               $ 129,159    $ 182,316    $ 212,523    $ 202,148     $ 181,691

Income (loss) before income taxes                   $ 436,870    $ 121,400    $(128,140)   $(252,510)    $(125,590)
Undistributed (earnings) losses of
  less than 50% owned persons, net
  of distributions received                               (68)       2,966       (1,865)      (2,119)         (922)
Total fixed charges                                   129,159      182,316      212,523      202,148       181,691
Less: Interest capitalized                            (15,981)     (35,533)      (6,498)      (3,972)       (2,036)
      Guarantee of interest on
      ESOP debt                                       (12,236)     (24,869)     (24,283)     (23,380)      (22,208)
                                                    _________    _________    _________    _________     _________
  Total earnings (losses) from operations
    before fixed charges                            $ 537,744    $ 246,280    $  51,737    $ (79,833)    $  30,935

  Ratio of earnings (losses) to fixed charges            4.16         1.35         -   (2)      -   (2)       -   (2)


(1)  Interest expense for operating leases with terms of one year or longer is based on an imputed interest rate for each lease.

(2)  Total fixed charges exceeded total earnings (losses) from operations by $160,786,000, $281,981,000, and
     $150,756,000 at December 31, 1991, 1992, and 1993.